                                                              EXHIBIT 99.(a)(12)

R-1241                                      Contact:          Suzanne Truskowski
                                                         Manager, Public Affairs
                                                      Detroit Diesel Corporation
                                                             Phone: 313/592-7642
                                                               Fax: 313/592-5058

                DETROIT DIESEL CORPORATION TENDER OFFER EXTENDED

FOR IMMEDIATE RELEASE

DETROIT, MICHIGAN, September 4, 1997 -- Detroit Diesel Corporation (NYSE: DDC) today announced that it has extended its previously announced tender offer to acquire 13,842,619 shares of common stock of Outboard Marine Corporation (NYSE:
OM) until 12 midnight, September 8, 1997, in accordance with the terms of the merger agreement between DDC and OMC. The tender offer was scheduled to expire on September 3, 1997.

     Detroit Diesel Corporation said that 456,404 shares of OMC common stock had been validly tendered and not withdrawn as of the close of business on September 3, 1997. Except for the extension of the scheduled expiration date of the tender offer, all terms and conditions of the transaction remain the same. Further details are available in the tender offer documents on file with the Securities and Exchange Commission.

     Detroit Diesel Corporation is engaged in the design, manufacture, sale and service of heavy-duty diesel and alternative fuel engines, automotive diesel engines, and engine-related products; and provides financing through Detroit Diesel Capital Corporation. The Company offers a complete line of diesel engines from ten to 10,000 horsepower for the on-highway truck; construction, mining and industrial; automotive; coach and bus; marine; power generation; and military markets. Detroit Diesel services these markets directly and through a worldwide network of more than 2,500 authorized distributors and dealers. DDC is a QS-9000 certified company.

     Detroit Diesel's major shareholder is Penske Corporation, a closely-held, diversified transportation services company whose operations include Penske Truck Leasing Company, Diesel Technology Company, AG Kuhnle, Kopp and Kausch, Penske Automotive Group, Inc., Penske Auto Centers, Inc., Penske Motorsports, Inc., and Penske Capital Partners. The Penske group of businesses has annual revenues exceeding $6 billion and employs more than 28,000 people around the world.

     Detroit Diesel's World Wide Web address is http://www.detroitdiesel.com.

     FOR MEDIA ONLY: For a complimentary facsimile copy of Detroit Diesel's recent press releases call "Company News on Call" at 1-800-758-5804 ext 239425.

                                      ###